Exhibit 99.1

ImmunoGen Reports Recent Progress and Operating Results for Six-Month Period and Quarter Ended December 31, 2016

First Patient Enrolled in Phase 3 FORWARD I Trial of Mirvetuximab Soravtansine

Continued Momentum in 2017 with Data Expected from Pipeline Programs

Conference Call to be Held at 8:00am ET Today

WALTHAM, MA, February 17, 2017 — ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today reviewed recent highlights and reported financial results for the six-month period and quarter ended December 31, 2016.

“In 2016, we strengthened ImmunoGen operationally and financially with a focused strategy and disciplined execution,” said Mark Enyedy, ImmunoGen’s president and chief executive officer. “Building upon this momentum, we enter 2017 well positioned to deliver on multiple clinical milestones. In January, we advanced our lead program to Phase 3, dosing the first patient in the FORWARD I study of mirvetuximab soravtansine in ovarian cancer. At the Society of Gynecologic Oncology annual meeting next month, we will present data from the mirvetuximab biopsy cohort, followed by initial data in the second quarter from the mirvetuximab combination regimens being evaluated in our FORWARD II study. We are also excited about the potential of our DNA-alkylating ADCs and expect to report the first data from the Phase 1 study of IMGN779 for acute myeloid leukemia in mid-2017 and to file an IND for IMGN632 in the third quarter.”

Recent highlights include:

Proprietary Portfolio

•                  First patient dosed in the Phase 3 FORWARD I registration trial of mirvetuximab soravtansine in platinum-resistant ovarian cancer (January 2017);

•                  Publication of results of the mirvetuximab soravtansine Phase 1 expansion cohort in the Journal of Clinical Oncology (December 2016);

•                  Oral and poster presentations highlighting preclinical data for IMGN632 at the American Society of Hematology (ASH) Annual Meeting (December 2016), demonstrating exceptional activity in acute myeloid leukemia (AML) models, including those resistant to standard of care therapies, as well as reduced toxicity to human marrow progenitor cells, compared to a DNA-crosslinking payload while maintaining similar potency;

•                  Presentation of preclinical data at Society for Immunotherapy of Cancer’s (SITC) 2016 conference demonstrating the potential for enhanced activity when combining mirvetuximab soravtansine with immune checkpoint inhibition (November 2016).

Partner Programs

•                  Sanofi advancing isatuximab (SAR650984), a CD38-targeting antibody, in combination with pom-dex to a Phase 3 clinical trial in multiple myeloma (Q4 2016); and

•                  Novartis dosing the first patient with HKT288, a CDH6-targeting ADC, in a Phase 1 clinical trial in ovarian cancer and renal cell carcinoma (December 2016).

Upcoming anticipated events include:

•                  Activation of more than 100 sites in North America and Western Europe to enable the rapid enrollment of patients to the mirvetuximab soravtansine Phase 3 FORWARD I trial;

•                  Presentation of:

•                  Expanded Phase 1 data from the biopsy cohort for mirvetuximab soravtansine at the Society of Gynecologic Oncology (SGO) annual meeting (March 2017);

•                  Nine posters highlighting ImmunoGen’s technology and innovation in ADCs at the American Association for Cancer Research (AACR) annual meeting (April 2017);

•                  Initial data from the Company’s Phase 1b/2 FORWARD II trial evaluating mirvetuximab soravtansine in combination with Avastin®, carboplatin, Doxil® or Keytruda® (Q2 2017);

•                  Pooled data from over 100 ovarian cancer patients treated in multiple mirvetuximab soravtansine Phase 1 cohorts and data from the Phase 1 steroid eye drop expansion cohort (Q2 2017);

•                  Initial Phase 1 data for IMGN779, a CD33-targeting ADC, for the treatment of AML (mid-2017), which will be the first clinical data reported with an ADC using ImmunoGen’s DNA-alkylating payload;

•                  Filing of an IND to initiate clinical testing with IMGN632, a CD123-targeting ADC integrating a more potent DNA-alkylating payload (Q3 2017).

Financial Results

As previously disclosed, effective January 1, 2017, ImmunoGen transitioned to a fiscal year ending December 31. Revenues for the six month transition period ended December 31, 2016 were $21.5 million, compared to $32.9 million for the six months ended December 31, 2015. License and milestone fees for the current period include a $5 million partner milestone payment achieved compared to $8.6 million of amortization of upfront fees received from Takeda and $8 million from partner milestone payments in the prior period. Revenues in the current period include $12.9 million of non-cash royalty revenues, compared with $12.0 million in non-cash royalty revenues and $0.2 million in cash royalty revenues for the prior period. Revenues for the current period also include $2.8 million of research and development support fees and $0.7 million of clinical materials revenue, compared with $1.6 million and $2.3 million, respectively, in the prior period.

Operating expenses for the six month transition period ended December 31, 2016 were $89.0 million, compared to $89.7 million for the six months ended December 31, 2015. Operating expenses in the current period include research and development expenses of $66.6 million, compared to $73.3 million in the prior period. This change is primarily due to a decrease in third-party costs resulting from activities performed in the prior period to support pivotal development for mirvetuximab soravtansine, decreased costs associated with manufacturing clinical materials on behalf of our partners, and decreased cytotoxic and antibody costs due to timing of supply requirements. Operating expenses include general and administrative expenses of $18.0 million in the current period, compared to $16.4 million in the prior period. This increase is primarily due to $2.4 million of one-time third-party service fees incurred relating to the Company’s strategic review and resulting restructuring activities, partially offset by lower salaries and related expenses and lower administrative expenses. Operating expenses in the current period correspondingly include a $4.4 million restructuring charge, which includes costs related to a 17% workforce reduction and a $1 million impairment loss on leasehold improvements related to leased office space that the Company will not occupy and will seek to sublease.

ImmunoGen reported a net loss of $78.9 million, or $0.91 per basic and diluted share, for the Company’s six month fiscal year transition period ended December 31, 2016 compared to a net loss of $67.0 million, or $0.77 per basic and diluted share, for the same period last year.

ImmunoGen had approximately $160.0 million in cash and cash equivalents as of December 31, 2016, compared with $245.0 million as of June 30, 2016, and had $100.0 million of convertible debt outstanding in each period. Cash used in operations was $83.7 million for the six months ended December 31, 2016, compared with $65.5 million for the six months ended December 31, 2015. Capital expenditures were $1.4 million and $5.1 million for the six months ended December 31, 2016 and 2015, respectively.

Financial Guidance

For 2017, ImmunoGen expects:

•                  revenues between $70 million and $75 million, which includes $28 million of expected upfront and milestone fees from our partners;

•                  operating expenses between $175 million and $180 million; and

•                  cash and marketable securities at December 31, 2017 between $35 million and $40 million.

ImmunoGen expects that its current cash plus expected cash revenues from partners and collaborators will enable the Company to fund operations into the second quarter of 2018.

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss these results. To access the live call by phone, dial 719-457-2627; the conference ID is 4132697. The call may also be accessed through the Investors section of the Company’s website, www.immunogen.com.

Following the live webcast, a replay of the call will be available at the same location through March 3, 2017.

About ImmunoGen, Inc.

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using its proprietary ADC technology. ImmunoGen’s lead product candidate, mirvetuximab soravtansine, is in a Phase 3 trial for FRα-positive platinum-resistant ovarian cancer, and is in Phase 1b/2 testing in combination regimens for earlier-stage disease. ImmunoGen’s ADC technology is used in Roche’s marketed product, Kadcyla®, in three other clinical-stage ImmunoGen product candidates, and in programs in development by partners Amgen, Bayer, Biotest, CytomX, Lilly, Novartis, Sanofi and Takeda. More information about the Company can be found at www.immunogen.com.

Avastin®, Doxil®, Keytruda® and Kadcyla® are registered trademarks of their respective owners.

For Investors

Sarah Kiely

ImmunoGen, Inc.

781-895-0600

sarah.kiely@immunogen.com

For Media

Amy Reilly

ImmunoGen, Inc.

781-895-0138

amy.reilly@immunogen.com

or

Robert Stanislaro

FTI Consulting, Inc.

212-850-5657

robert.stanislaro@fticonsulting.com

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures for the twelve months ending December 31, 2017; its cash and marketable securities as of December 31, 2017; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

###

ImmunoGen, Inc. Reports Financial Results for Quarter and Six Months Ended December 31, 2016

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
	2016	2016
ASSETS

Cash and cash equivalents	$159,964	$245,026
Other assets	38,900	34,214

Total assets	$198,864	$279,240

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities	$55,776	$60,439
Long-term portion of deferred revenue and other long-term liabilities	295,938	301,105
Shareholders’ deficit	(152,850)	(82,304)

Total liabilities and shareholders’ deficit	$198,864	$279,240

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenues:
License and milestone fees	$5,076	$10,692	$5,152	$16,762
Royalty revenue	—	195	—	195
Non-cash royalty revenue	6,710	6,291	12,894	11,975
Research and development support	1,427	848	2,781	1,620
Clinical materials revenue	633	3	679	2,328

Total revenues	13,846	18,029	21,506	32,880

Expenses:
Research and development	33,657	38,199	66,566	73,331
General and administrative	8,536	8,054	17,995	16,383
Restructuring charge	301	—	4,431	—

Total operating expenses	42,494	46,253	88,992	89,714

Loss from operations	(28,648)	(28,224)	(67,486)	(56,834)

Non-cash interest expense on liability related to sale of future royalty & convertible bonds	(3,647)	(5,059)	(8,665)	(10,202)
Interest expense on convertible bonds	(1,099)	—	(2,249)	—
Other (loss) income, net	(758)	56	(483)	69

Net loss	$(34,152)	$(33,227)	$(78,883)	$(66,967)

Net loss per common share, basic and diluted	$(0.39)	$(0.38)	$(0.91)	$(0.77)

Weighted average common shares outstanding, diluted	87,102	86,970	87,102	86,904